EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com            STANDARD & POOR'S
                     A Division of The McGraw Hill Companies


                                October 21, 2003

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
Unit Investment Trust Dept.
101 Barclay Street, 17 West
New York, New York 10286

              Re: Van Kampen Focus Portfolios, Municipal Series 463
                   Investment Grade Municipal Trust, Series 38
              Michigan Insured Municipals Income Trust, Series 182
          Insured Municipals Income Trust, 92nd Limited Maturity Series

Gentlemen:

     We have examined Registration Statement File No. 333-109396 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                Sincerely,

                                                                Frank A Ciccotto
                                                                Vice President